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                                                                     EXHIBIT 2.2


             SUPPLEMENTAL AGREEMENT FOR SALE AND PURCHASE OF SHARES


DATE:              20 December 1999

PARTIES:

(1) THE PERSONS whose names are set out in Column (1) of Schedule 1, Part A to the Principal Agreement (as hereinafter defined) ("VENDORS"); and

(2) FUTURELINK CORP., a corporation incorporated under the laws of the State of Delaware, whose principal place of business is at 6 Morgan, Suite 100, Irvine, California 92618 ("PURCHASER").

SUPPLEMENTAL  to an agreement  for the sale and purchase of shares dated
15 November 1999 made between Vendors (1) and Purchaser 2) (the "Principal Agreement").

WHEREAS Vendors and Purchaser have agreed to amend certain terms of the Principal Agreement as set out below.

OPERATIVE PROVISIONS:

1.       DEFINITIONS AND INTERPRETATION

         Expressions defined in the Principal Agreement shall have the same respective meanings in this Agreement

2.       AMENDMENTS TO PRINCIPAL AGREEMENT

         The Principal Agreement shall be amended as follows:

         2.1 Section 3.1 shall be deleted and replaced by the following new Section:

                  "3.1 The aggregate consideration payable by the Purchaser to the Vendors in respect of the sale of the Shares shall be (pound)27,000,000 consisting of:

                  3.1.1      (pound)3,095,293.84 in cash;

                  3.1.2 (pound)1,654,706.16 in Loan Notes issued pursuant to a deed poll in the form of the Deed Poll Constituting Unsecured Loan Notes due 6 April 2000 set out in Schedule 11, to be issued to the


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                             Vendors on Completion in the amounts set out
                             against their names in column 4 of Schedule 1, Part A;

                  3.1.3 (pound)2,500,000 in Loan Notes issued pursuant to a deed poll in the form of the Deed Poll Constituting Unsecured Loan Notes due 30 June 2000 set out in
                             Schedule 12, to be issued to the Vendors on Completion in the amounts set out against their names in column 4 of Schedule 1, Part A; and

                  3.1.4 (pound)19,750,000 in Purchaser Shares (placed in escrow on Completion and released in tranches thereafter in accordance with the Escrow Agreement) as described in Section 3.3."


                  New Schedule 11 and Schedule 12 referred to above are attached to this Agreement.

         2.2 Section 6.1.4 shall be deleted and replaced by the following new Section:

                  "6.1.4 no liability shall attach to the Vendors unless the aggregate amount of all claims for which they would, in the absence of this provision, be liable shall exceed (pound) 50,000 (the "de minimis amount") and in such event the Vendors shall be liable only for the excess over the de minimus amount; provided that if stamp duty or stamp duty reserve tax is paid by the Company in respect of the exchange of shares in the capital of KNS Limited by the Executives for Shares in the capital of KNS Holdings Limited (the "Exchange") (which payment shall give rise to liability of the Vendors absent the foregoing provisions of this Section), the de minimus amount shall be reduced (but not below zero) by the amount of such duty or tax payment in respect of all subsequent claims."

         2.3 Section 6.6 shall be deleted and replaced by the following new Section:

                  "6.6 for the purposes of Sections 6.4 and 6.5, the value of each Consideration Share shall be deemed to be US$14.95."

         2.4 Section 6 shall be amended by the addition of the following new Section 6.7:

                  "6.7 The Purchaser acknowledges and agrees that the Vendors shall be entitled to direct the Company and to the extent practicable undertake on the Company's behalf all dealings with Inland Revenue in connection with the payment and adjudication of stamp duty or stamp duty reserve tax in respect of the Exchange and the payment of Tax in respect of the PSL and Centrix


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                             Transactions (as hereinafter defined), provided
                             in all cases that the Vendors comply with the provisions of Clause 4 of the Tax Deed."

         2.5 Section 9.2 shall be deleted and replaced by the following new Section:

                  "9.2 Notwithstanding anything contained in Section 9.1, the Vendors covenant that prior to Completion they shall procure that:

                             9.2.1 the loans made by KNS to Centrix and PSL
                                   (together "the Centrix/PSL Loans") shall be novated, so that KCC shall be substituted for KNS as creditor in respect of the Centrix/PSL Loans; and

                             9.2.2 the outstanding balance of the KCC Loan
                                   payable at Completion shall be reduced by an amount equal to the principal amount of the Centrix/PSL Loans.

         2.6 Section 10.1.3 shall be deleted and replaced by the following new Section:

                  "10.1.3 The Executives at the Completion Date shall have entered into the Employment Agreements in a mutually satisfactory form."

         2.7 Section 10.1.4 shall be deleted and replaced by the following new Section:

                  "10.1.4 The Company shall have repaid the KCC Loan in full and be fully released from any continuing obligations thereunder."

         2.8 Schedule 1, Part A shall be amended by deleting columns 3 and 4 thereof and Schedule 1, Part B shall be deleted and replaced by a new Schedule 1, Part B attached to this Agreement.

         2.9 Schedule 2 (Particulars Concerning the Company) shall be amended by deleting paragraph 7 and substituting the following new paragraph:

                  "7. Share Capital:(pound)205,714.29 divided into 20,571,429 ordinary shares of 1p each."

         2.10     Schedule 5 shall be amended by deleting clause 1.1.2.

         2.11 Schedule 5 shall be amended by deleting clause 1.1.12 and substituting the following:

                  "1.1.12 the Employment Agreements duly executed by each of the Executives;"


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         2.12     Schedule 5 shall be amended by deleting clause 2.1.5 and
                  substituting the following:

                  "2.1.5 Repay the KCC Loan in full and enter into an agreement with KCC releasing the Company from all obligations under the KCC Loan and effecting the PSL and Centrix Transactions to the reasonable satisfaction of the Purchaser;"

         2.13 Schedule 6 (Tax Deed) shall be amended by deleting the definition of "Shares" therein and substituting the following:

                  "Shares" means the 20,571,429 ordinary shares of one pence each in the capital of the Company;"

  3.     APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with English law and the parties hereby submit themselves to the non-exclusive jurisdiction of the English courts.


  Signed for and on behalf of       )
  the Vendors by                    )
  DENIS CHRISTOPHER MOORE           )      [signed: Denis Christopher Moore]
  as Attorney                       )





  SIGNED BY: [signed: Jim Bailey]
  JIM BAILEY
  for and on behalf of FUTURELINK CORP.


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